As filed with the Securities and Exchange Commission on March 29, 2017

Registration No. 033-63359

Registration No. 333-64977

Registration No. 333-66419

Registration No. 333-73188

Registration No. 333-101282

Registration No. 333-139670

Registration No. 333-171043

Registration No. 333-192662

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 033-63359

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-64977

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-66419

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-73188

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-101282

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-139670

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-171043

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-192662

UNDER

THE SECURITIES ACT OF 1933

G&K Services, LLC

(Exact name of registrant as specified in its charter)

Minnesota	41-0449530
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5995 Opus Parkway, Minnetonka, MN	55343
(Address of principal executive offices)	(Zip Code)

1989 Stock Option and Compensation Plan

1996 Director Stock Option Plan

1998 Stock Option and Compensation Plan

2006 Equity Incentive Plan

G&K Services, Inc. Restated Equity Incentive Plan (2010)

G&K Services, Inc. Restated Equity Incentive Plan (2013)

(Full title of the Plans)

J. Michael Hansen

Vice President – Finance and Chief Financial Officer

6800 Cintas Boulevard

P.O. Box 625737

Cincinnati, Ohio 45262-5737

(513) 459-1200

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements (the “Registration Statements”) previously filed by G&K Services, LLC (as successor to G&K Services, Inc., the “Company”) with the Securities and Exchange Commission:

1.	Registration Statement No. 033-63359 registering 900,000 shares of Class A Common Stock of the Company, $0.10 par value per share, issuable under the 1989 Stock Option and Compensation Plan.

2.	Registration Statement No. 333-64977 registering 50,000 shares of Common Stock of the Company, $0.50 par value per share, issuable under the 1996 Director Stock Option Plan.

3.	Registration Statement No. 333-66419 registering 1,500,000 shares of Common Stock of the Company, $0.50 par value per share, issuable under the 1998 Stock Option and Compensation Plan.

4.	Registration Statement No. 333-73188 registering 50,000 shares of Class A Common Stock of the Company, $0.50 par value per share, issuable under the 1996 Director Stock Option Plan.

5.	Registration Statement No. 333-101282 registering 1,500,000 shares of Class A Common Stock of the Company, $0.50 par value per share, issuable under the 1998 Stock Option and Compensation Plan.

6.	Registration Statement No. 333-139670 registering 2,000,000 shares of Class A Common Stock of the Company, $0.50 par value per share, issuable under the 2006 Equity Incentive Plan.

7.	Registration Statement No. 333-171043 registering 1,000,000 shares of Class A Common Stock of the Company, $0.50 par value per share, issuable under the G&K Services, Inc. Restated Equity Incentive Plan (2010).

8.	Registration Statement No. 333-192662 registering 1,000,000 shares of Class A Common Stock of the Company, $0.50 par value per share, issuable under the G&K Services, Inc. Restated Equity Incentive Plan (2013).

On March 21, 2017, Cintas Corporation (“Parent”) completed its previously announced acquisition of G&K Services, Inc. (the “Corporation”). Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 15, 2016, by and among Parent, the Corporation and Bravo Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Corporation (the “Merger”), with the Corporation continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and becoming a wholly owned subsidiary of Parent. Following the completion of the Merger, Parent converted the Surviving Corporation from a Minnesota corporation to the Company, a Minnesota limited liability company. In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

Accordingly, pursuant to the undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statements to deregister all of such securities of the Company registered but unsold as of the effective time of the Merger under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act, G&K Services, LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, state of Minnesota, on this 29th day of March, 2017.

G&K SERVICES, LLC

By:	/s/ J. Michael Hansen
	Name:	J. Michael Hansen
	Title:	Vice President – Finance and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.